UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Cytyc Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Set forth below is a transcript of an interview of John W. Cumming, Chairman and Chief Executive Officer of Hologic, Inc., on CNBC’s “Mad Money” television program. The interview took place on August 13, 2007 at 6:50 pm, Eastern time.

MEDIA:	Television
STATION:	CNBC
MARKET:	National Cable
DATE:	08/13/07
TIME:	06:50 PM ET
PROGRAM:	Mad Money
SUBJECT:	Jack Cumming, CEO, Hologic

Jim Cramer, Host:

Stocks that I look for that can survive in a big downturn—uh, a recession downturn because we’re tightening, or because we’re not loosening fast enough—include a lot of medical device stocks. One that I’ve found that’s very exciting, that I’ve been buying—it’s been going down though—for ActionAlertsPLUS.com, my charitable trust—is Hologic, which is involved in a very exciting merger. I, I’d like to—I’ve got Jack Cumming on the line. He’s chairman and CEO. Maybe he can explain the synergies of the mergers and how it’s gonna look and when it’s gonna happen.

Jack, it’s your airplane.

Jack Cumming, Chairman and CEO, Hologic:

Jim, thanks so much. I really appreciate it. And, uh, being with your, uh, Cramerica group, uh, all I can say is “boo-yah.”

Cramer:

Boo-yah. You, you gotta have a pretty dee—excited deal comin’, and you’re gonna combine two great health care companies. Can ya tell people what the, uh, the promised land will look like when you’re finished merging?

Cumming:

Well, when we finish merging, uh, we’re going to have a company that has a billion-seven in sales. Uh, sixty percent of the revenue is gonna be from consumable products. Forty percent from capital equipment. We’re gonna generate approximately four hundred and fifty to five hundred million in EBITDA. We’re gonna have the largest dedicated, uh, sales force in women’s health here in the United States, with over four hundred and fifty people. We’re gonna have another two hundred and fifty, three hundred people internationally.

Uh, we’re gonna have—we have a proven management team that has done acquisitions before, and integrated, so we don’t see that as an issue. And we’re gonna have nine number one brands in the market, selling specifically women’s health products. So, it—there’s a lot of synergy there to leverage an OBGYN [phonetic] channel, the leverage of surgical and radiation oncology channel, and we’ve got a great product pipeline with Hologic to put some of our products now through Cytyc’s, uh, surgical, uh, product line, uh, two to three years out.

Cramer:

All right, Jack. Uh, can you give me a sense—you mention financing. As soon as I hear “financing”, and “a takeover,” I get worried. A lotta the companies that are involved in financing and takeovers have been hit mercilessly. Uh, are you worried about financing on the deal?

Cumming:

No, not at all. We have in place a firm, fully-committed financing line from your alma mater, Goldman Sachs. And there’s no financial risk to completing this deal. Uh, there..

Cramer:

Oh…

Cumming:

…ya know, as you say, tightening in the credit markets: The only thing we would expect even minimally is additional interest costs. But it’s a firm deal.

Cramer:

Excellent. That’s Jack Cumming, chairman/CEO of Hologic. I think the idea of a one-stop amazing—especially for demographics—woman’s health diagnostic company, is a winner. I’ve been buyin’ it. I’m losing money on it. Full disclosure: I am down on it, but I think it works.

[sfx: bull moos]

Cramer:

Mad Money’s back after the break.

Disclaimer Regarding Forward-Looking Statements

Information set forth in this communication contains forward-looking statements, which involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of Hologic’s products, statements about the timing of the completion of the transaction, the anticipated benefits of the business combination transaction involving Hologic and Cytyc, including future financial and operating results, the expected financing for the transaction, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Hologic and Cytyc caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Without limiting the foregoing, Hologic and Cytyc cannot guarantee that the transaction will be completed on a timely basis if at all. Among other things, the transaction is subject to approval of both companies’ shareholders as well as other customary closing conditions. In addition, each party has termination rights in certain limited circumstances.

The risks and uncertainties included above are not exhaustive. The preliminary joint proxy statement/prospectus filed by Hologic and Cytyc with the SEC in connection with the proposed merger on June 29, 2007, as well as the annual reports on Form 10-K, the quarterly reports on Form 10-Q, current reports on Form 8-K and other documents Hologic and Cytyc have filed with the SEC, contain additional factors that could impact the combined company’s businesses and financial performance. The parties expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the parties’ expectations or any change in events, conditions or circumstances on which any such statement is based.

Important Information for Investors and Stockholders

Hologic and Cytyc filed a preliminary joint proxy statement/prospectus with the SEC in connection with the proposed merger on June 29, 2007. Hologic and Cytyc urge investors and stockholders to read the joint proxy statement/prospectus when it becomes available and any other relevant documents filed by either party with the SEC because they will contain important information.

Investors and stockholders will be able to obtain the joint proxy statement/prospectus and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Hologic will be available free of charge on the investor relations portion of the Hologic website at www.hologic.com. Documents filed with the SEC by Cytyc will be available free of charge on the investor relations portion of the Cytyc website at www.cytyc.com.

Participants in the Solicitation

Hologic, and certain of its directors and executive officers, may be deemed participants in the solicitation of proxies from the stockholders of Hologic in connection with the merger. The names of Hologic’s directors and executive officers and a description of their interests in Hologic are set forth in the proxy statement for Hologic’s 2006 annual meeting of stockholders, which was filed with the SEC on January 25, 2007. Cytyc, and certain of its directors and executive officers, may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger. The names of Cytyc’s directors and executive officers and a description of their interests in Cytyc is set forth in Cytyc’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, which was filed with the SEC on April 30, 2007. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Hologic’s and Cytyc’s directors and executive officers in the merger by reading the preliminary joint proxy statement/prospectus referred to above, and the definitive joint proxy statement/prospectus when it becomes available.